Exhibit 5





                                September 9, 1997



Board of Directors
Fred Meyer, Inc.
3800 SE 22nd Avenue
Portland, Oregon  97202


     We have acted as counsel for Fred Meyer, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 3,377,922 shares of common stock (the "Shares") of the Company of which 2,411,739 shares are issuable in connection with the FM Stores, Inc. Amended 1990 Stock Incentive Plan, 169,427 shares are issuable in connection with the FM Stores, Inc. 1983 Stock Option Plan and 796,756 shares are issuable in connection with the Smith's Food & Drug Centers, Inc. Amended and Restated 1989 Stock Option Plan (collectively, the "Plans"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware; and

     2. The Shares have been duly authorized and, when issued pursuant to the applicable Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP